Exhibit 10.2

RED ROBIN GOURMET BURGERS, INC.
SECOND AMENDED AND RESTATED 2007 PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT AGREEMENT
THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”) between RED ROBIN GOURMET BURGERS, INC. (the “Corporation”) and [ ] ("Participant") is dated effective [ ] (the “Date of Grant”).

Participant has been granted an award of [ ] restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of Red Robin Gourmet Burgers, Inc. common stock.

Vesting Schedule: This award will vest in accordance to the following:

Shares	Vest Date

RECITALS

A.    The Board has adopted, and the stockholders have approved, the Red Robin Gourmet Burgers, Inc. Second Amended and Restated 2007 Performance Incentive Plan (the “Plan”);
B.    The Plan provides for the granting of restricted stock unit awards to eligible participants as determined by the Administrator; and
C.    The Administrator has determined that Participant is a person eligible to receive a restricted stock unit award under the Plan and has determined that it would be in the best interest of the Corporation to grant the restricted stock unit award provided for herein.

AGREEMENT
1.Grant of Restricted Stock Unit.
(a)    Award. Pursuant to the Plan, Participant is hereby awarded the number of Restricted Stock Units set forth above, subject to the conditions of the Plan and this Agreement (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of the Corporation's common stock, $.001 par value per share (the "Common Stock") on the vesting schedule set forth below. Unless and until the Restricted Stock Units vest, Participant will have no right to receive shares of Common Stock under such Restricted Stock Units.
(b)    Plan Incorporated. Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 13 below, this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.    Vesting Schedule: The Restricted Stock Units awarded by this Agreement will vest in accordance with the vesting schedule set forth above. Each date upon which vesting occurs being referred to herein as a “Vesting Date”.

The foregoing notwithstanding, vesting pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant remains employed by or provides services to the Corporation from the Date of Grant to such Vesting Date. If Participant ceases to be employed by or ceases to provide services to the Corporation at any time prior to the final Vesting Date, all unvested Restricted Stock Units shall be canceled immediately on the date that Participant's employment or service is terminated and the Participant shall cease to have any right or entitlement to receive any shares of Common Stock under such canceled Restricted Stock Units.
3.    Accelerated Vesting of Restricted Stock Units.
(a)    As provided in Section 7.3 of the Plan, if the Corporation undergoes a Change in Control Event, any unvested Restricted Stock Units held by Participant will become fully vested. However, if Participant is designated on the Corporation’s payroll records as a Tier 1 or Tier 2 executive or above or an executive officer on the date of the Change in Control Event, no Restricted Stock Units will vest solely on account of a Change in Control Event unless such Participant’s employment with the Corporation is terminated without Cause (as defined below) within the two-year period following such Change in Control Event.
(b)    For purposes of this Agreement, “Cause” means that Participant:
(i)    has been negligent in the discharge of his or her duties to the Corporation or any of its Subsidiaries, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;
(ii)    has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);
(iii)    has materially breached any of the provisions of any agreement with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or
(iv)    has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; has improperly induced a vendor or customer to enter into, break or terminate any contract with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has induced a principal for whom the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries acts as agent to terminate such agency relationship.
4.    Limits on Transferability. Restricted Stock Units shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Participant agrees that the Restricted Stock Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of shares of unvested Restricted Stock Units that does not satisfy the requirements of this Agreement and the Plan shall, prior to the lapse of the restrictions on such shares pursuant to Section 2, be void and unenforceable against the Corporation.
5.    Issuance and Certificates. Unless the Restricted Stock Units are forfeited prior to the Vesting Date as provided in Section 2 above, the shares of Common Stock issuable upon vesting of the Restricted Stock Units shall be deemed issued as of the Vesting Date. As soon as administratively practicable following a Vesting Date, the

Corporation shall cause a stock certificate or certificates (which may be in electronic form) to be delivered to or on behalf of Participant for such number of shares equal to the number of Restricted Stock Units vested on such Vesting Date, subject to the Corporation's collection of applicable withholding taxes in accordance with Section 7 below. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Corporation shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority.
6.    Stockholder Rights. The Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Common Stock subject to the Restricted Stock Units until such shares are issued on the applicable Vesting Date.
7.    Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. In accordance with the terms of the Plan, and such rules as may be adopted by the Administrator under the Plan, to satisfy Participant’s federal and state tax withholding obligations arising from the vesting of the Restricted Stock Units, the Corporation will withhold shares of Common Stock otherwise to be delivered to Participant having a Fair Market Value equal to the amount of such taxes. The Corporation will not deliver any fractional shares of Common Stock.  Any additional withholding amounts owed by Participant due to the inability to deliver fractional shares will be deducted from such Participant’s next paycheck.
8.    Tax Consideration. The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of Restricted Stock Units pursuant to this Agreement. Participant understands that the Corporation will report to appropriate taxing authorities the payment to Participant of compensation income upon the vesting of the Restricted Stock Units. Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant of Restricted Stock Units. With respect to tax withholding amounts, the Corporation has all of the rights specified in Section 7 of this Agreement and has no obligations to Participant except as expressly stated in Section 7 of this Agreement.
9.    Non-Solicitation. Participant, for the twelve (12) month period immediately following the date of termination of Participant’s employment, shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner, or shareholder, or otherwise on behalf of any other person, firm, or corporation, directly or indirectly solicit or attempt to solicit away from the Corporation any of its employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an employee of the Corporation; provided, however, that a general solicitation or advertisement to which an employee of the Corporation responds shall in no event be deemed to result in a breach of this Section 9.
10.    Binding Effect. This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.
11.    No Guarantee of Continued Position. This Agreement is not a contract for employment and nothing herein shall supersede or amend the terms of any employment agreement between the Corporation and Participant or imply that Participant has a right to continued employment with the Corporation.
12.    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.
13.    Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the

Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
14.    Amendment. The Corporation may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
15.    Compliance with Code section 409A. The Restricted Stock Units granted under this Agreement are intended to fit within the “short-term deferral” exemption from section 409A of the Internal Revenue Code. In administering this Agreement, the Corporation shall interpret this Agreement in a manner consistent with such exemption.

RED ROBIN GOURMET BURGERS, INC., a Delaware corporation
By:
Title:

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